UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

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SHUTTERFLY, INC.
(Name of Registrant as Specified in Its Charter)

MARATHON PARTNERS L.P.
MARATHON FOCUS FUND L.P.
MARATHON PARTNERS 4X6 FUND, L.P.
CIBELLI RESEARCH & MANAGEMENT, LLC
MARATHON PARTNERS EQUITY MANAGEMENT, LLC
MARIO D. CIBELLI
MARWAN FAWAZ
THOMAS D. HUGHES

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Marathon Partners Equity Management, LLC (“Marathon Partners”), together with the other participants named herein, has made a definitive filing with the Securities and Exchange Commission of a proxy statement and an accompanying BLUE proxy card to be used to solicit votes for the election of a slate of director nominees at the 2015 annual meeting of stockholders of Shutterfly, Inc.

On June 3, 2015, Marathon Partners issued the following press release:

GLASS LEWIS CONFIRMS THE NEED FOR CHANGE AT SHUTTERFLY

Glass Lewis Recommends Shareholders Vote “Against” Shutterfly’s “Excessively Dilutive” and “Far Too Costly” Equity Incentive Plan Increase; Recommends Vote “Against” Shutterfly’s Executive Compensation Proposal Citing Numerous Concerns and Failures; and Recommends Withhold on Company Nominee Stephen Killeen for Executive Compensation Shortcomings

Glass Lewis States that All Three Marathon Partners Nominees “Have the Requisite Qualifications to Capably Serve on the Company’s Board”

Glass Lewis Gives Shutterfly an “F” in Executive Compensation for Second Consecutive Year “Finding Ample Cause for Shareholder Concern” and Failure by the Board to Sufficiently Address Such Concerns

Glass Lewis Finds That “the Company Has Largely Underperformed the Broad Market Indices and the Selected Peer Groups on a Total Return Basis” Over the Past One- and Two- Year Periods

Marathon Partners Urges All Shareholders to Vote on the BLUE Proxy Card to Elect Mario Cibelli, Marwan Fawaz and Thomas D. Hughes

NEW YORK, NY – June 3, 2015 – Marathon Partners Equity Management, LLC, together with its affiliates (“Marathon Partners”), one of the largest shareholders of Shutterfly, Inc. (“Shutterfly” or the “Company”)(NASDAQ:SFLY), today announced that Glass Lewis & Co., LLC (“Glass Lewis”), a leading independent proxy voting advisory firm, supports Marathon Partners’ call for change at Shutterfly.  Citing numerous, serious concerns with the Company’s executive compensation and a lack of responsiveness to shareholder concerns, Glass Lewis recommended that Shutterfly shareholders reject both the Company’s “Say on Pay” proposal and proposal to increase the shares available under Shutterfly’s Equity Incentive Plan.

According to Glass Lewis, “Unsurprisingly, the Company has again failed to align compensation with performance, receiving its second consecutive ‘F’ this year” and “shareholders should be deeply concerned with the compensation committee's sustained failure in this area.”

Marathon Partners is also gratified that Glass Lewis has confirmed the strong qualifications of all three of Marathon Partners’ director nominees, stating, “all three Dissident Nominees appear to us to have the requisite qualifications to capably serve on the Company’s board.”

Marathon Partners urges all Shutterfly shareholders to vote the BLUE proxy card TODAY to elect all three of Marathon Partners’ highly qualified nominees, Mario Cibelli, Marwan Fawaz and Thomas D. Hughes, at the 2015 Annual Meeting.

Excerpts from Glass Lewis’ Analysis

On Shutterfly’s Troubling Executive Compensation Practices and Lack of Responsiveness to Shareholder Concerns:

“Perhaps the greater focus of the Dissident’s argument lies with the Company’s compensation practices. In this regard, we find ample cause for shareholder concern. Over the past three years, a significant and increasing number of the Company’s shareholders have come out in opposition to the Company’s executive compensation program. In fact, in 2014, the Company received support from only approximately 49.8% of the total shares voted on the say-on-pay proposal (including abstentions).”

“Despite the strong showing of shareholder opposition to the Company’s compensation practices in recent years, the compensation committee appears to us to have taken insufficient steps to truly reign in the Company’s executive compensation and bring it in line with the Company’s peers, as evidenced by the fact that the Company received an “F” grade in our pay-for-performance model for 2014.”

“We note that for 2014, the Company received an “F” grade according to Glass Lewis’ pay-for-performance model for having paid significantly more than its peers while performing about the same as its peers. This comes after the Company had received “D” grades in our pay-for-performance model in the two prior years. We view this trend as quite disturbing, as it raises significant concerns regarding the board’s ability to take meaningful steps to address the Company’s executive compensation practices.”

“While the Company has committed to make certain improvements to its compensation practices for the past several years, we find that these initiatives have not gone far enough to sufficiently address shareholder concerns. For one thing, we find that the Company’s decision to reduce the CEO’s target total direct compensation opportunity for 2014 has been largely overshadowed by the board’s recent decision to increase the equity grant to the CEO for 2015 (from $8 million to $15.5 million). The Company argues that this increase was necessary for retention purposes, citing the board’s recent failed attempt to sell the Company and a need to guard against the risk that other firms would try to poach Mr. Housenbold away. However, we question why the board would deem it fit to increase the CEO’s compensation when it has already been paying its executives quite handsomely over the past several years. In particular, we note that the Company has (and continues to) explicitly target executive compensation at the 75th percentile of its compensation peer group, which we believe has been a key contributing factor to the Company’s excessive pay practices.”

“While shareholders could simply express their displeasure with the Company’s pay practices by voting against both of those proposals (as we have recommended), we are not convinced that these votes would send a strong enough message to the board.”

“While the Company notes that the increase in Mr. Housenbold's 2015 equity grant value was in lieu of a ‘one-time retention award’, we are concerned that the Company's decision to increase the value of the CEO's equity awards is not substantively different from making a one-time equity grant.”

On Internal Pay Inequity at Shutterfly:

“We note that the CEO's compensation during the past fiscal year was more than four times the average compensation received by the other NEOs. In Glass Lewis' view, maintaining an equitable distribution of pay among executives supports succession plans by preventing demoralization of the larger executive team and promoting retention among potential CEO replacements. Furthermore, since oversized CEO pay is usually the sign of an all-powerful CEO, internal pay equity can also serve as a check on a CEO's authority, increasing the involvement of other executives in the management of the company and preparing them for future transition into the role of the CEO. Accordingly, a high level of executive pay inequity, as in this case, can indicate serious long-term problems with a company's compensation practices and more broadly, its board-level management and oversight.”

On Recommending “AGAINST” Shutterfly’s Proposed Increase to its Equity Incentive Plan:

“We recommend that shareholders vote AGAINST this plan. This plan failed most of our tests, which suggests to us that the Company's equity granting practices are substantially more costly and dilutive than those of its peers.”

“We believe that shareholders should therefore reject this plan as being far too costly, given the financial results of the business.”

On Shutterfly’s Near-Term Financial Underperformance:

“Over the selected one- and two-year periods, we find that the Company has largely underperformed the broad market indices and the selected peer groups on a total return basis.”

“Notably, the Company’s recent share price underperformance appears to us to coincide with the erosion in the Company’s margins and profitability over the past two years…”

“We recognize that the Company’s recent short-term financial performance has been less than ideal to some shareholders.”

“Our own review suggests that the Company’s LTM EBITDA margins have trended downward over the past two years – from 12.9% for FY2012 to 9.2% for the LTM period ended March 31, 2015 – whereas the median margins of the selected peer groups have generally been trending upward over that period.”

Mario Cibelli, Managing Member of Marathon Partners, stated, “We are extremely gratified that both ISS and Glass Lewis have recognized the continuing, severe issues with Shutterfly's compensation practices and the Board's consistent failure to respond to these serious concerns and deficiencies. We are also extremely pleased that each of these leading proxy advisory firms supports change to the Shutterfly Board."

Concluded Cibelli, “We greatly appreciate the strong support from shareholders who have already voted for Marathon Partners’ nominees on the BLUE proxy card.  We urge all of our fellow shareholders to vote their BLUE proxy card today to elect our highly-qualified director nominees to the Shutterfly Board.”

VOTE FOR THE MOST QUALIFIED SLATE OF DIRECTORS TO ENHANCE THE VALUE OF YOUR SHUTTERFLY INVESTMENT

PLEASE SIGN, DATE, AND MAIL THE BLUE PROXY CARD TODAY

If you have any questions or require any assistance with your vote, please contact Okapi Partners LLC at the numbers listed below.

About Marathon Partners:
Marathon Partners Equity Management, LLC is a fundamental, research intensive investment firm that deploys capital with a long-term investment horizon.

Investor contacts:
Mario Cibelli
Marathon Partners Equity Management, LLC
(212) 490-0399

Bruce Goldfarb / Patrick McHugh
Okapi Partners LLC
(212) 297-0720